EXHIBIT 5.B.

NAMES AND ADDRESSES OF THE UNDERWRITERS
OF THE BONDS

Salomon Brothers International Limited
Citigroup Centre
33 Canada Square
London E14 5LB
Attn: Tom Pauk

UBS AG, acting through its business group UBS Warburg
100 Liverpool Street
London EC2M 2RH
Attn: Cathy Salisbury

Deutsche Bank AG London
Winchester House
77 London Wall
London EC2N 2DB
Attn: Ralph Berlowitz

J.P. Morgan Securities Ltd.
125 London Wall
London EC25 5AJ
Attn: Laurie E. Champman

Merrill Lynch International
Merrill Lynch Financial Centre
2 King Edward Street
London EC1A 1HQ
Attn: Stuart McGregor

Mizuho International plc
Bracken House
One Friday Street
London EC4M 9JA
Attn: Julian Kerslake

Morgan Stanley & Co. International Limited
25 Cabot Square
Canary Wharf
London E14 4QA
Attn: Grant Harris

Nomura International plc
Nomura House
1st Martin’s-Le-Grand
London EC1A 4NP
Attn: Kensey Green